UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 14, 2002

Date of Report (date of earliest event reported)

Commission File Number 000-29367

VantageMed Corporation

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	68–0383530 (I.R.S. Employer Identification No.)

3017 Kilgore Road, Suite 195, Rancho Cordova, California 95670

(916) 638-4744

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

VantageMed Corporation

Index and Cross Reference

PART 1 — FINANCIAL INFORMATION

Item 5.    Other Events

                Attached hereto as Exhibit 99.1 and incorporated by reference herein is a press release dated June 14, 2002 announcing a restructuring plan that includes re-evaluating all strategic development initiatives, consolidating certain operating facilities and reducing personnel by approximately 85 people or 30% of the Company’s total workforce.  The restructuring efforts should be substantially complete by September 30, 2002.  In connection with this restructuring, the Company also announced the appointment of Rajiv Donde as Chief Information Officer.

Additionally, the Company announced that the Nasdaq Listing Qualifications Panel has determined that VantageMed’s common stock will be transferred to The Nasdaq SmallCap Market from The Nasdaq National Market effective as of the open of business on June 14, 2002.  The Company’s stock will be listed on The Nasdaq SmallCap Market subject to the Company meeting certain conditions, including timely filing of all periodic SEC reports, evidencing net tangible assets of at least $2,000,000 or shareholders’ equity of at least $2,500,000 as of June 30, 2002, and demonstrating a closing bid price of at least $1.00 per share on or before September 18, 2002, and for a minimum of 10 consecutive trading days thereafter.   Additionally, because the Company has complied with Nasdaq’s requirements for filing quarterly and annual reports with the SEC, the “E” was removed from the Company’s trading symbol and its common stock will trade under the symbol “VMDC” beginning June 14, 2002.

                Attached hereto as Exhibit 99.2 and incorporated by reference herein is a press release dated June 18, 2002 announcing the appointment of David W. Zabrowski to the Company’s Board of Directors.  Mr. Zabrowski replaces James L. Seiler who resigned as a member of the Company’s Board of Directors on May 6, 2002.  Mr. Zabrowski will also join the Board’s Audit Committee and Compensation Committee.

Item 7.  Financial Statements and Exhibits

(c)          Exhibits

                                The following exhibit is filed herewith:

99.1	Press Release issued by VantageMed Corporation dated June 14, 2002.
99.2	Press Release issued by VantageMed Corporation dated June 18, 2002.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange act of 1934, VantageMed Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VANTAGEMED CORPORATION

	By:	/s/ Gregory B. Hill

Dated: June 19, 2002		Gregory B. Hill,
Chief Financial Officer

EXHIBIT INDEX

                                99.1         Press Release issued by VantageMed Corporation dated June 14, 2002.

                                99.2         Press Release issued by VantageMed Corporation dated June 18, 2002.